Exhibit 10.4

AGREEMENT FOR SERVICES

This Agreement is effective this 20th day of October 2008 and is entered into by and between Waitlist, LLC, a Washington limited liability company (“Waitlist”) and IndieShares, LLC, a Washington limited liability company (“IndieShares”).

IndieShares represents that it shall provide certain services (“Services”) as more fully described in the attached Exhibit A. Waitlist wishes to engage the Services of IndieShares, and in consideration of the covenants and agreements set forth herein, the parties agree as follows:

1.	SERVICES

a.	Engagement of IndieShares. Waitlist hereby engages IndieShares to perform the Services described in Exhibit A, and IndieShares hereby accepts the engagement, and agrees to perform the Services upon the terms and conditions set forth herein.

b.	Term. The engagement of IndieShares hereunder shall commence on October 20, 2008 and end upon the earlier of sale or dissolution of Waitlist.

c.	IndieShares’ Representations. In the performance of IndieShares’ duties under this Agreement, IndieShares represents that IndieShares has the qualifications and ability to perform the Services in a professional manner, without the advice, control, or supervision of Waitlist. Manager agrees to comply with all applicable federal, state and local laws and regulations.

d.	Independent Contractor.

i.	The relationship of IndieShares to Waitlist is that of an independent contractor and nothing herein shall be construed as creating an employment or agency relationship. IndieShares may adopt such arrangements as it may desire with regard to the details of the Services performed hereunder, the hours during which the Services are to be provided, and the place or places where the Services are to be furnished, provided that the Services shall be performed in a manner calculated to attain the most satisfactory results for Waitlist.

ii.	IndieShares shall be obligated to pay any and all applicable local, state and federal payroll and other taxes incurred, if any, as a result of IndieShares’ provision of services hereunder. For clarity, no form of compensation, cash or otherwise, shall be paid to IndieShares by Waitlist in exchange for the Services, as further described below.

2.	NO FEES OR EXPENSES

a.	Fees. Waitlist shall not pay IndieShares any fees in exchange for the Services.

b.	Expenses. IndieShares shall not be entitled to reimbursement by Waitlist of expenses.

c.	Audit Rights. IndieShares agrees that, during the term of this Agreement, Waitlist shall have access to and the right to examine any directly pertinent books, documents, and records of IndieShares relating to this Agreement.

3.	OWNERSHIP OF INTELLECTUAL PROPERTY

IndieShares agrees that all reports, specifications, drawings, schematics, prototypes, models, inventions, and all other information arising from the Services shall be deemed to be “works made for hire” and, to the extent that such doctrine does not apply, are hereby assigned, conveyed, and transferred, along with all related intellectual property rights, to Waitlist, and shall be Waitlist’s sole and exclusive property.

4.	CONFIDENTIALITY AND NONDISCLOSURE

a.

IndieShares acknowledges that in performing the Services hereunder, Waitlist may have to disclose to IndieShares orally and in writing certain confidential information that Waitlist considers proprietary and has developed at great expense and effort. As used herein, the term “Confidential Information” means any literary work associated with a motion picture, technical data, marketing, operating, financial, business or any other information, design, process, procedure, formula or improvement in written, printed, graphic, or electronically recorded materials, that is commercially valuable to Waitlist and not generally known in the industry. IndieShares further acknowledges that the Services and any deliverables may incorporate Confidential Information. IndieShares agrees that all items of Confidential Information are proprietary to Waitlist and shall remain the sole property of Waitlist.

b.	IndieShares agrees as follows:

i.	To use the Confidential Information only for the purposes described herein; to not reproduce the Confidential Information; to hold in confidence and protect the Confidential Information from dissemination to and use by anyone not a party to this Agreement; and to not use the Confidential Information to benefit others.

ii.	To restrict access to the Confidential Information to personnel of IndieShares who (i) have a need to have such access and (ii) have been advised of and have agreed in writing to treat such information in accordance with the terms of this Agreement.

iii.	To hold in confidence information and materials, if any, developed pursuant to the Services hereunder.

c.	The provisions of this Paragraph 4 shall survive termination or expiration of this Agreement and shall continue for so long as the material remains confidential.

5.	GOVERNING LAW

This Agreement shall be governed by and interpreted under the laws of the State of Washington and the parties submit to jurisdiction in King County, in the event any action is brought in connection with this Agreement or the performance thereof.

6.	GENERAL PROVISIONS

a.	Entire Agreement. This Agreement constitutes the entire agreement of the parties and supersedes all prior written or oral and all contemporaneous oral agreements, understandings, and negotiations between the parties with respect to the subject matter hereof. This Agreement is intended by the parties as the final expression of their agreement and may not be contradicted by evidence of any prior or contemporaneous agreement.

b.	Modifications. This Agreement may not be modified, changed or supplemented, nor may any obligations hereunder be waived or extensions of time for performance granted, except by written instrument signed by both parties.

c.	Assignment. This Agreement and the rights, duties, and obligations hereunder may not be assigned or subcontracted by IndieShares without the prior written consent of Waitlist.

d.	Partial Invalidity. Any provision of this Agreement which is found to be invalid or unenforceable shall be ineffective to the extent of such invalidity or unenforceability, and the invalidity or unenforceability of such provision shall not affect the validity or enforceability of the remaining provisions hereof.

e.	Notices. Any notice required to be given hereunder shall be deemed to have been given either when served personally, by facsimile, or when sent by first class mail addressed to the parties at the addresses set forth in this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first written above.

For Waitlist		For IndieShares

By:	/s/ JULIE CHASE	By:	/s/ JAY T. SCHWARTZ
Name:	Julie Chase	Name:	Jay T. Schwartz
Title:	Secretary of Manager	Title:	President

Exhibit A

Description of Services

1.	IndieShares will provide technology and associated film productions services to Waitlist, such as web hosting services; marketing and advertising, including SEO, SEM and other online services; and physical production management services as requested by Waitlist.

a.	IndieShares will facilitate involving Waitlist’s investors in a virtual filmmaking experience by providing technology services to Waitlist. For example, at Waitlist’s website sector, hosted and serviced by IndieShares, investors will be able to participate in certain of the film?s production activities, such as “chatting” online with the director and actors, and downloading clips from the shoot.

b.	IndieShares will participate in, and assist with, web marketing and physical production activities as requested by Waitlist.

c.	For clarity, IndieShares will not coordinate payments, create accounts, or process investments for Waitlist. Waitlist will be responsible for creating and managing its own bank, impound, and investor accounts. Waitlist will also be responsible for all investor payment, payment distribution, if any, and required investor correspondence. It should be noted that IndieShares does not solicit or contract with investors in any way.